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                                                              Exhibit 99 (b)(7)


                       [LETTERHEAD OF MCLAGAN PARTNERS]

                                       October 29, 1999




PIMCO Partners LLC
PIMCO Advisors L.P.
c/o PIMCO Advisors L.P.
800 Newport Center Drive
Newport Beach, CA 92660

Gentleman:

PIMCO Advisors L.P. (PIMCO) has asked McLagan Partners to opine on the suitability of specific retention incentive arrangements proposed in connection with the acquisition of a controlling interest in PIMCO by an affiliate of Allianz A.G. This letter responds to this request by:

 .  Providing background information about McLagan Partners.

 .  Confirming our understanding of the scope of the proposed request.

 .  Opining on the suitability of the proposed arrangements.

                                     * * *

McLagan Partners' Qualifications
--------------------------------

Founded in 1966, McLagan Partners specializes in providing compensation consulting and related services to the financial services industry. We are a global firm, with offices in Stamford, Chicago, London, Tokyo, and Hong Kong.

Our compensation-related services include:

 .  Annual and long-term incentive plan design.

 . Retention plan design and evaluation in the context of mergers and acquisitions.

 . Surveys of pay levels and practices with the asset management, banking and capital markets businesses.


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PIMCO Partners LLC
October 29, 1999
Page Two



Our clients include virtually every major global financial services firm, including leading asset management companies, banks and investment banks, securities firms, and insurance companies. Within the US asset management industry, current clients include:

 .    Over 220 investment management organizations.

 .    82% of the top 150 firms (as ranked by Pensions & Investments).

The Firm's Managing Directors are seasoned professionals, typically having over 15 years of financial services industry experience.

Project Scope
-------------

PIMCO asked McLagan Partners to opine on the suitability of proposed retention incentive arrangements and the payments provided for thereunder. Our comments on the proposed retention incentive arrangements are based exclusively on a review of:

 .    The PIMCO Advisors L.P. Retention Plan for Executives of Pacific Investment
     Management Company (dated October 25, 1999).

 .    Various analyses and proposed allocations prepared by management that relate to the above Plan.

Our evaluation is based on the assumption that:

 .    The primary objectives of the proposed retention incentive arrangements are to retain and motivate key executives and investment talent subsequent to Allianz's acquisition of PIMCO.

 .    The loss of PIMCO's executives and senior investment talent would have a materially adverse impact on PIMCO's business and investment results and, in turn, the Firm's total enteprise value.

 .    The retention/incentive arrangements are not intended to act as substitutes for ongoing base salary and bonus plans that are unrelated to the proposed acquisition.

 .    A five-year retention period is required to integrate PIMCO's business practices and processes, and the collective knowledge and expertise of its staff into Allianz.

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PIMCO Partners LLC
October 29, 1999
Page Three



McLagan Partners' Opinion
-------------------------

We focused on the following in developing our Opinion on the Retention Plan referred to above:

 .    External market practices associated with acquisition-related retention incentive programs within the financial services industry.

 .    Internal historical compensation practices and expected current year pay levels for investment talent within PIMCO.

 .    Extensive meetings with James G. Ward, Senior Vice President and Director of Human Resources PIMCO Advisors.

 .    Project Apostle Executive Summary dated 27 October 1999.

 .    The Pacific Investment Management Company Non-Qualified Profit Sharing
     Plan.

 .    Form of Employment Contracts for Pacific Investment Management Company
     Managing Directors.

In terms of external market practices, we have observed the following through our consulting work involving the design and evaluation of acquisition-related retention plans within the financial services industry.

 .    Retention incentive program coverage is typically limited to officer-level staff.

 .    Targeted retention incentive award values are greatest for incumbents having the ability to most significantly impact future business and investment results.

 .    Awards are often established as a multiple of annual cash compensation within a tiered framework linked to organizational level. For example:

     - For staff below executive management, retention incentive multiples often approximate one times annual compensation over a three-year period.

     - For executive management (i.e., Managing Directors and above), retention incentive multiples are higher.

     Award multiples for individual participants vary within this framework based on a number of factors, including, but not limited to, relative business impact and tenure.

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PIMCO Partners LLC
October 29, 1999
Page Four



 .    Retention incentive values and participation rates are generally higher in acquisitions driven by strategic business concerns. Correspondingly, such values and rates are generally lower when the acquiring firm's objectives are strictly focused on near-term financial returns.

 .    The timing of retention incentive payouts generally coincides with the anticipated time required to successfully integrate the acquired firm, its business practices and investment processes. and its collective knowledge and staff expertise

In terms of our understanding of PIMCO's internal pay practices and levels, we observe that:

 .    PIMCO has covered its senior staff under several highly structured incentive arrangements that are directly linked to PIMCO's profits.

 .    Based on past, current, and projected profits. PIMCO's incentive plans have generated significant compensation, in aggregate and for selected senior executives.

We are of the opinion that the proposed retention incentive arrangements referenced herein are reasonable in light of competitive market practices and, moreover, PIMCO's existing pay practices and levels. Further we are of the opinion that the retention incentive arrangements referenced herein are suitable to Allianz's presumed objectives of retaining and motivating PIMCO's officers in the context of the contemplated acquisition by Allianz.

                                      * * *


Cordially,


/s/ Michael P. Curran

Michael P. Curran                             Adam B. Barnett
Managing Director                             Managing Director